                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  -------------

                                  SCHEDULE 13G
                                 (RULE 13D-102)

             INFORMATION STATEMENT PURSUANT TO RULES 13D-1 AND 13D-2
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.  1  )*
                                             -----

                             Business Resource Group
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   12329K 10 4
                              --------------------
                                 (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 5 pages

 CUSIP NO.    12329K 10 4                13G                PAGE 2 OF 5 PAGES
           ---------------------                                --   --


--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       JEFFREY TUTTLE

--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a)    |_|
                                                                    (b)    |_|

--------------------------------------------------------------------------------
  3    SEC USE ONLY

--------------------------------------------------------------------------------

  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       UNITED STATES

--------------------------------------------------------------------------------
                        5    SOLE VOTING POWER

                             980,000
      NUMBER OF
                      ----------------------------------------------------------
        SHARES          6    SHARED VOTING POWER

     BENEFICIALLY

       OWNED BY              -0-
                      ----------------------------------------------------------
         EACH           7    SOLE DISPOSITIVE POWER

      REPORTING

        PERSON               980,000
                      ----------------------------------------------------------
                        8    SHARED DISPOSITIVE POWER
         WITH
                             -0-
--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       980,000

--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             |_|

--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       20.1% (AS OF 1/13/97)

--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

       IN

--------------------------------------------------------------------------------


                               Page 2 of 5 pages

ITEM 1(a).        NAME OF ISSUER:

                           Business Resource Group
                  --------------------------------------------------------------
ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                         2150 North First Street, Suite 101, San Jose, CA  95134
                  --------------------------------------------------------------
ITEM 2(a).        NAME OF PERSON FILING

                         Jeffrey Tuttle
                  --------------------------------------------------------------
ITEM 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                         same as Item 1(b)
                  --------------------------------------------------------------
ITEM 2(c).        CITIZENSHIP:

                         United States
                  --------------------------------------------------------------
ITEM 2(d).        TITLE OF CLASS OF SECURITIES:

                         Common Stock
                  --------------------------------------------------------------
ITEM 2(e).        CUSIP NUMBER:

                         12329K   10 4
                  --------------------------------------------------------------
ITEM 3.

         NOT APPLICABLE.

ITEM 4.  OWNERSHIP.

         (a)  Amount Beneficially Owned:

                  980,000 shares
--------------------------------------------------------------------------------
         (b)  Percent of Class:

                  20.1% (as of 1/13/97)
--------------------------------------------------------------------------------
         (c)  Number of shares as to which such person has:

    (i)   sole power to vote or to direct the vote    980,000 shares
                                                     ---------------------------
    (ii)  shared power to vote or to direct the vote
                                                     ---------------------------
    (iii) sole power to dispose or to direct the disposition of   980,000 shares
                                                                ----------------
    (iv)  shared power to dispose or to direct the disposition of
                                                               -----------------
ITEM 5.

         NOT APPLICABLE.

ITEM 6.

         NOT APPLICABLE.

ITEM 7.

         NOT APPLICABLE.


                               Page 3 of 5 pages

ITEM 8.

         NOT APPLICABLE.

ITEM 9.

         NOT APPLICABLE.

ITEM 10.

         NOT APPLICABLE.


                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                   1/28/97
                           -----------------------------------------------------
                                                    Date

                                             /s/ Jeffrey Tuttle
                           -----------------------------------------------------
                                                 Signature

                           Jeffrey Tuttle, Executive Vice President of Marketing
                           -----------------------------------------------------
                                                 Name/Title



                                Page 4 of 5 pages

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934

                          (Amendment No.____________)*

                            Business Resource Group
-----------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
-----------------------------------------------------------------------------
                         (Title of Class of Securities)

                                  12329K 10 4
                         -------------------------------
                                 (CUSIP Number)

Check the following box if a fee is being paid with this statement /X/. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

 CUSIP NO.    12329K 10 4                13G                PAGE 2 OF 5 PAGES
           ---------------------                                --   --


--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Jeffrey  D. Tuttle

--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a)    / /
                                                                    (b)    / /

--------------------------------------------------------------------------------
  3    SEC USE ONLY

--------------------------------------------------------------------------------

  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       U.S.A.

--------------------------------------------------------------------------------
                        5    SOLE VOTING POWER

                             1,030,000
      NUMBER OF
                      ----------------------------------------------------------
        SHARES          6    SHARED VOTING POWER

     BENEFICIALLY

       OWNED BY              1,030,000
                      ----------------------------------------------------------
         EACH           7    SOLE DISPOSITIVE POWER

      REPORTING

        PERSON               1,030,000
                      ----------------------------------------------------------
                        8    SHARED DISPOSITIVE POWER
         WITH
                             1,030,000
--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,030,000

--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       21.41%

--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

       IN

--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

                           STATEMENT FOR SCHEDULE 13G



Item 1(a).        NAME OF ISSUER:

                           Business Resource Group
                  --------------------------------------------------------------
Item 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                         2150 North First Street, Suite 101
                  --------------------------------------------------------------

                         San Jose, CA  95131
                  --------------------------------------------------------------
Item 2(a).        NAME OF PERSON FILING:

                         Jeffrey D. Tuttle
                  --------------------------------------------------------------
Item 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR IF NONE, RESIDENCE:

                         2150 North First Street, Suite 101
                  --------------------------------------------------------------

                         San Jose, CA  95131
                  --------------------------------------------------------------
Item 2(c).        CITIZENSHIP:

                         U.S.A.
                  --------------------------------------------------------------
Item 2(d).        TITLE OF CLASS OF SECURITIES:

                         Common Stock
                  --------------------------------------------------------------
Item 2(e).        CUSIP NUMBER:

                         12329K   10 4
                  --------------------------------------------------------------
Item 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b), SPECIFY WHICH CATEGORY THE PERSON FILING FALLS INTO.

                  N/A
                  --------------------------------------------------------------
Item 4.           OWNERSHIP.

                  (a) Amount Beneficially Owned:

                  1,030,000
                  --------------------------------------------------------------

    (b)           Percent of Class:

                  21.41%
                  --------------------------------------------------------------
    (c)           Number of Shares as to which such person has:

                    (i) sole power to vote or to direct the vote:

                            1,030,000
                  --------------------------------------------------------------

                   (ii) Shared power to vote or to direct the vote:

                            1,030,000
                  --------------------------------------------------------------

                  (iii) Sole power to dispose of or to direct the disposition of:

                            1,030,000
                  --------------------------------------------------------------

                   (iv) Shared power to dispose of or to direct the
                        disposition of:

                            1,030,000
                  --------------------------------------------------------------

ITEM 5.           Ownership of Five Percent or Less of a Class:

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent (5%) of the class of securities, check the following


ITEM 6.           Ownership of More than Five Percent on Behalf of Another
                  Person:

                  N/A
                  --------------------------------------------------------------

ITEM 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding
                  Company:

                  N/A
                  --------------------------------------------------------------

Item 8.         Identification and Classification of Members of the Group:

                 N/A
                ----------------------------------------------------------------

Item 9.         Notice of Dissolution of Group:

                 N/A
                ----------------------------------------------------------------

Item 10.        Certification:

                 N/A
                ----------------------------------------------------------------

Signature.

                After reasonable inquiry, and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.

                Dated:  12/04/95
                      ---------------------------------

                                        /s/ Jeffrey D. Tuttle
                                        ------------------------------------
                                        Signature

                                        Jeffrey D. Tuttle
                                        ------------------------------------
                                        Printed Name/Title